Jingwei International Limited

Offer letter

May 12, 2008

To: Mr. John Bi

Dear Mr. Bi:

I am pleased to offer you a position as the Chief Financial Officer for Jingwei International Limited, a US public company. You will be reporting directly to the Chairman, Mr. Du Jian Guo.

Your compensation will be 660,000 RMB per annum on a gross basis. As part of the compensation, the company will grant you a total of 200,000 shares of stock options over 3 years. At the beginning of each year, you will be issued 50,000 option shares. At the end of each year, a bonus of 16,667 shares will be issued to you based on you performance. The option price will be determined at the time of the issuance. Upon signing of this offer letter, 50,000 of the stock option shares, deemed as the 1st year grant, will be issued to you at the price of $4.90.

The company will reimburse you on the followings:
a) reimbursement of annual maximum 50,000 RMB for your pension package
b) reimbursement of annual maximum 35,000 RMB for your medical solutions
c) An annual paid leave of 20 working days. Pro rata will be needed if you do not complete a full year service.

Your are expected to take care of your insurance needs since you are a foreigner in China.

Your employment commitment with Jingwei international is 3 years.

Your starting date will be May 19, 2008 and your main work locations will be at Tower A 1605 Tian An Digital City in Shenzhen and CBD in Beiijing for the first year. After the first year, your main work location can be in Shanghai. However, you are required to travel to Shenzhen during quarterly and annualy reporting period to facilitate the filing of 10Q and 10K.

As CFO, your main responsibilities are as follows:

1.	Internal and external financial reporting for the public company
2.	Consolidation of all subsidiaries’ financial reporting
3.	Work with and manage external auditors and lawyers for public company reportings to ensure timely submission of quarterly and annual filing with SEC.
4.	Laises with investors and managing financing needs for the company
5.	Devise financial policy for the company

6.	Oversee Sox 404 implementation
7.	Oversee financial control and risk management
8.	Oversee financing needs of the company and provide strategic financials information and recommendations to the board
9.	Provide operational performance reporting and analysis
10.	Corporate planning, forecasting and cost reporting.
11.	Projections and forecasts
12.	Due diligence related to mergers or acquisitions
13.	Assistance in tax efficient structuring of a sale or acquisition
14.	Budgeting
15.	Technology needs analysis
16.	Screening candidates for accounting positions
17.	Tax planning
18.	Selecting tax entities for new ventures
19.	Additional responsibilities will be added when necessary.

Besides your responsibilities, you have an obligation to keep all company information confidential. You should be working for the company full time and should not be engaged in activities on behalf of other companies.

On behalf of the management team, wellcome and we are looking forward to working with you. Please sign your name below to indicate your acceptance of this offer.

Sincerely yours,

Geroge Du
Chairman of the Baord
Jingwei International Limited

I accept the above offer

/s/ John Bi
John Bi. May 12 , 2008